Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THOMAS PROPERTIES GROUP, INC.

(Pursuant to Sections 242 and 245)

Thomas Properties Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Thomas Properties Group, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 2004. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 30, 2004.

3. The Second Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A, which is incorporated herein by reference, restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation, and has been duly adopted by the Corporation’s directors and sole stockholder in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the Corporation’s sole stockholder given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

THOMAS PROPERTIES GROUP, INC.
October 11, 2004

	By:	/s/ James A. Thomas
James A. Thomas,
Chairman, President and Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THOMAS PROPERTIES GROUP, INC.

ARTICLE I

The name of the corporation is Thomas Properties Group, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is organized is to conduct any lawful business, and to promote any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

1. Authorized Capital Stock. This Corporation is authorized to issue three (3) classes of shares of stock, designated as “Common Stock,” “Limited Voting Stock” and “Preferred Stock,” respectively. The total number of shares of Common Stock authorized to be issued is 75,000,000 shares, par value $0.01 per share. The total number of shares of Limited Voting Stock authorized to be issued is 20,000,000 shares, par value $0.01 per share. The total number of shares of Preferred Stock authorized to be issued is 25,000,000 shares, par value $0.01 per share.

2. Designation of Series of Preferred Stock. The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by the DGCL, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and powers of the shares of each such series, including the voting powers thereof, if any, and such relative, participating optional or other rights and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding, each of the foregoing as established pursuant to a resolution adopted by the Board of Directors of the Corporation and as provided in the DGCL). In the case the number of shares of any series shall be decreased in accordance with the foregoing sentence, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares in such series.

Any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors of the Corporation without approval of the holders of any class of the capital stock of the Corporation or any series thereof, and any such new series of Preferred Stock shall have such powers, preferences, privileges and relative, participating, optional or other rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of any other class of the capital stock of the Corporation, or any future class or series thereof.

ARTICLE V

Subject to the express terms of the Preferred Stock or any series thereof as may be designated by the Board of Directors, the rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock are as follows:

1. Dividend Rights. The holders of Common Stock shall be entitled to receive, when, if and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends or distributions as may be declared from time to time by the Corporation’s Board of Directors.

2. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the funds and assets that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

3. Voting Rights. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote of the stockholders. With respect to any matter on which the Limited Voting Stock is entitled to vote pursuant to the provisions of Section 5(a) of Article VI, the Common Stock and the Limited Voting Stock shall vote together as a single class.

4. Redemption. The Common Stock is not redeemable.

ARTICLE VI

The rights, preferences, privileges and restrictions granted to and imposed upon the Limited Voting Stock are as follows:

1. Definitions. For the purposes of this Certificate of Incorporation, the following terms will have the following meanings when used with initial capital letters:

“Affiliate”: with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. Control of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Immediate Family Member”: as defined in the Partnership Agreement.

“IPO”: the initial public offering of the Corporation’s Common Stock pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission.

“Operating Partnership”: Thomas Properties Group, L.P., a Maryland limited partnership.

“Paired Partnership Unit”: a limited partnership unit of the Operating Partnership issued and paired with a share of the Corporation’s Limited Voting Stock on a one-for-one basis.

“Paired Unit”: a unit consisting of one share of Limited Voting Stock and one Paired Partnership Unit, issued simultaneously and on a one-for-one basis.

“Partnership Agreement”: the Agreement of Limited Partnership of the Operating Partnership, as the same may be amended from time to time.

“Permitted Transferee”: (a) a direct or indirect holder of limited partnership interests in the Operating Partnership immediately following the closing of the IPO, (b) an Affiliate of a Person referred to in the preceding clause (a), (c) an Immediate Family Member of a natural Person referred to in the preceding clause (a), (d) a trust for the benefit of a charitable beneficiary, or (e) a charitable foundation.

“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any other entity.

“Transfer”: any direct or indirect sale, assignment, hypothecation or other transfer of any Paired Unit.

2. Issuance of Limited Voting Stock. Following the closing of the Corporation’s IPO, the Corporation shall not issue or agree to issue any shares of Limited Voting Stock to any Person.

3. Dividend Rights. The holders of Limited Voting Stock shall not be entitled nor eligible to receive and shall not receive any dividends or other distributions from the Corporation with respect to the Limited Voting Stock.

4. Liquidation Rights. Upon a Liquidation, the holders of Limited Voting Stock shall not be entitled to any distributions.

5. Voting Rights.

(a) Limited Voting Rights. Each share of Limited Voting Stock shall entitle the holder thereof to one (1) vote on the following matters only, and only in circumstances in which holders of Common Stock are entitled to vote pursuant to this Certificate of Incorporation or as otherwise required by the DGCL:

(i) the election of directors;

(ii) any amendment, alteration or repeal of any provision of the Corporation’s Certificate of Incorporation;

(iii) any merger, consolidation, reorganization, or other business combination of the Corporation with or into any other entity;

(iv) the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all the Corporation’s assets in a single transaction or series of related transactions; or

(v) any Liquidation.

Other than as set forth in this Section 5(a) or as required by the DGCL, the shares of Limited Voting Stock shall have no voting rights.

(b) Voting as a Single Class. With respect to any matter on which the Limited Voting Stock is entitled to vote pursuant to the provisions of Section 5(a) of this Article VI, the Common Stock and the Limited Voting Stock shall vote together as a single class, except if otherwise required by the DGCL.

6. Transfer Restrictions.

(a) No holder of shares of Limited Voting Stock may Transfer any Paired Unit to any Person other than a Permitted Transferee.

(b) No share of Limited Voting Stock shall be transferred unless a simultaneous Transfer is made by the same transferor to the same Permitted Transferee of an equal number of Paired Partnership Units. Any Transfer by a holder of Limited Voting Stock of shares of Limited Voting Stock other than in accordance with this Section 6(b) shall be null and void ab initio.

7. Redemption.

(a) Mandatory Redemption. In the event that a holder of shares of Limited Voting Stock shall Transfer any Paired Unit in violation of Section 6 of this Article VI, the share of Limited Voting Stock paired with such Paired Unit shall automatically and without further action be redeemed by the Corporation without consideration.

(b) Optional Redemption. In the event that any Paired Partnership Unit is redeemed pursuant to the terms and conditions of the Partnership Agreement, the Corporation shall redeem and cancel such share of Limited Voting Stock paired with such Paired Unit without consideration.

(c) Redemption at Consummation of IPO. In the event that any shares of Limited Voting Stock issued and outstanding upon the consummation of the IPO and issuance of Paired Partnership Units in connection therewith shall not be paired with a Paired Unit at such time, such shares of Limited Voting Stock shall be automatically redeemed and cancelled by the Corporation without consideration.

(d) No Reissuance of Limited Voting Stock. Shares of Limited Voting Stock redeemed in accordance with this Certificate of Incorporation or otherwise shall not be reissued, and all such shares of Limited Voting Stock will be canceled and retired.

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Certificate of Designation to elect or remove additional directors under specific circumstances, (i) the number of directors that will constitute the Board of Directors of the Corporation will be fixed from time to time by a resolution duly adopted by the Board of Directors, and (ii) a director may be removed by the stockholders only for cause.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

ARTICLE IX

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Certificate of Designation, upon the closing of the Corporation’s IPO, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE X

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE XI

Unless otherwise required by law and subject to the rights of the holders of any series of Preferred Stock as set forth in a Certificate of Designation, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) a majority of the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, (iii) the Chief Executive Officer of the Corporation, or (iv) the record holder or holders of at least 25% of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation.

ARTICLE XII

To the fullest extent permitted by the DGCL, as the same may be amended from time to time, or any other applicable laws presently or thereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further elimination of the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended. No amendment or repeal of this provision will deprive a director of the benefits of this Article XII with respect to any act or omission occurring prior to such amendment or repeal.

ARTICLE XIII

1. Right to Indemnification. The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended from time to time, or any other applicable laws presently or thereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether brought by or in the right of the Corporation or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation and is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The right to indemnification shall extend to the heirs, executors, administrators and estate of any such director or officer. The right to indemnification provided in this Article XIII (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation, pursuant to any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office; and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article XIII. Without limiting the generality or the effect of the foregoing, the Corporation may adopt bylaws, or enter into one or more agreements with any person, that provide for indemnification greater or otherwise different than that provided in this Article XIII or the DGCL, and any such agreement approved by the Board of Directors will be a valid and binding obligation of the Corporation regardless of whether one or more members of the Board of Directors, or all members of the Board of Directors, are parties thereto or to similar agreements. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article XIII will not adversely affect any right or protection existing hereunder, or arising out of events occurring or circumstances existing, in whole or in part, prior to such amendment, repeal or adoption, and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any agreement entered into or right granted prior to the effective date of such amendment, repeal or adoption.

2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article XIII shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) reasonably incurred in defending any such action, suit or proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article XIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

ARTICLE XIV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred in this Certificate of Incorporation on the stockholders of the Corporation are granted subject to this reservation.